THIS AGREEMENT dated for reference the 13th day of February, 2007.

BETWEEN:

ENTOURAGE MINING LTD., a company duly incorporated under the laws of the Province of British Columbia, and having its offices located at 614 - 475 Howe Street, in the City of Vancouver, Province of British Columbia V6C 2B3;

(hereinafter referred to as the “Optionor”)

AND:

ABBASTAR HOLDINGS LTD., a company duly incorporated under the laws of the Province of British Columbia, and having its offices located at 1201 - 700 West Pender Street, in the City of Vancouver, Province of British Columbia, V6C 1G8;

(hereinafter referred to as the “Optionee”)

WHEREAS the Optionor has entered into a Mineral Property Option Agreement (the “Head Agreement”) dated March 15, 2005 with Fayz Yacoub whereby the Optionor may acquire a 100% interest in certain mineral interests located in South Central Quebec (the “Property”) as described in Schedule “A” attached hereto. The Head Agreement is attached hereto as Schedule “B”.

AND WHEREAS the Optionor wishes to grant to the Optionee the exclusive and irrevocable option to acquire, free of any liens, charges and encumbrances or adverse claims whatsoever, save and except as described herein up to a 70% interest in its right, title and interest in and to the Head Agreement and the Property.

AND WHEREAS the Optionee wishes to acquire an interest in the Property on the terms hereinafter provided.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the payments and the premises, the mutual covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows:

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

1.01 The Optionor represents and warrants to the Optionee that:

(a) the Head Agreement is in good standing and that it will continue to perform its obligations under the Head Agreement to ensure that the Head Agreement remains in good standing during the term of this Agreement;

(b) to the best of its knowledge and belief, there are no adverse claims or challenges against or to the ownership or title to the Property by any other party, or to its knowledge is there any basis therefore, and there are no outstanding agreements affecting the Property or any portion thereof save and except the Head Agreement;

(c) the Optionor has a right to enter into this Agreement and transfer an interest in the Head Agreement;

(d) it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia;

(e) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the constating documents of the Optionor or any shareholders or directors resolution, indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which it is bound;

(f) no proceedings are pending for and the Optionor is unaware of any basis for the institution of any proceedings leading to it’s dissolution or winding-up or placing it in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(g) entering into this Agreement does not conflict with any applicable law by which it is bound.

1.02 The representations and warranties of the Optionor herein before set out form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement and shall survive the execution of this Agreement.

1.03 The Optionor will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it, and the Optionor acknowledges that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionee or its officers, directly or through professional advisors, shall limit or extinguish the right to indemnity hereunder.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

2.01 The Optionee represents and warrants to the Optionor that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia;

(b) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of the Optionee or any shareholders or directors resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound;

(c) no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to its dissolution or winding-up or placing it in bankruptcy or subject to any other laws governing the affairs of insolvent companies.

2.02 The representations and warranties contained in paragraph 2.01 are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the

Optionor in whole or in part at anytime without prejudice to its rights in respect of any other breach of the same or any other representation or warranty and the representations and warranties contained in paragraph 2.01 shall survive the execution of this Agreement.

PURCHASE PRICE

3.01 The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire up to a seventy (70%) per cent of the Optionor’s interest in and to the Head Agreement and the Property, subject to the Net Smelter Return Royalty set out in the Head Agreement, in consideration for the cash payment and expenditures as described in paragraph 3.02 herein.

3.02 To maintain in force the said Option and to acquire an interest in and to the Property, the Optionee shall make the following expenditures:

(a) Within ten (10) days of the execution of this Agreement or upon approval of this Agreement by the TSX Venture Exchange, whichever event is later, the Optionee shall pay the Optionor $100,000 CDN, provided the Optionor makes the payment of $75,000 to Fayz Yacoub on or before March 15, 2007 pursuant to paragraph 2.2(b)(iii) of the Head Agreement;

(b) Within one year from the date of this Agreement, the Optionee shall expend not less than $500,000 CDN on Exploration Expenditures on the Property at which time the Optionee shall have earned a 20% interest in the Head Agreement and the Property;

(c) Within two years from the date of this Agreement, the Optionee shall expend not less than a further $1,000,000 CDN on Exploration Expenditures on the Property at which time the Optionee shall have earned a further 15% in the Head Agreement and the Property;

(d) Within three years from the date of this Agreement, the Optionee shall expend not less than a further $1,500,000 CDN on Exploration Expenditures on the Property at which time the Optionee shall have earned a further 15% in the Head Agreement and the Property;

(e) Within four years from the date of this Agreement, the Optionee shall expend not less than a further $2,000,000 CDN on Exploration Expenditures on the Property at which time the Optionee shall have earned a further 20% in the Head Agreement and the Property;

(f) for the purposes of this Agreement, costs and expenses creditable to Exploration Expenditures shall mean, monies expended in carrying out exploration work on the Property and shall include all costs and expenses incurred for exploration of or for the benefit of the Property, including but not limited to preparing engineering reports, costs and expenses to maintain title to the Property or to pay applicable claim renewal fees and permits, aerial and surface reconnaissance, including without limitation, geophysical and geochemical work and geological mapping; building and maintenance of necessary access roads, drill site preparation; exploration work; logging of drill holes and drill core; evaluation of geological, geophysical, geochemical or exploration data; laboratory work, including without limitation, assay and metallurgical analysis; and any environmental problems, reclamation or restoration work on the Property, any drill sites, access roads or any grounds or waters surrounding the Property as required by any governmental agency or otherwise; salaries for employees employed on the site (including the costs to the Optionee for fringe benefits); the charges of consultants, auditors, accountants and contractors directly incurred with respect to the Property; the costs of necessary transportation and equipment rentals and repairs, and the costs of mobilization and demobilization of personnel and equipment to the Property and return including the costs of creating and maintaining a camp on or near the Property; all fees required to maintain the Property in good standing in accordance with the laws of the Province of Quebec and other governmental authorities having jurisdiction and such other costs as are necessary to provide sustenance and shelter for personnel, plus an overhead charge equal to 10% of the costs of work performed by the Optionee and 5% of the costs of work performed by consultants and contractors;

(g) in the event that the Exploration Expenditures in any year exceed the minimum amount to be expended, the excess amount shall be credited to the Exploration Expenditures to be expended in the following year.

ADDITIONAL CLAUSES

4.01 During the term of this Agreement, the Optionee shall act as the Operator of the exploration work to be carried out on the Property in the manner set out in the Joint Venture Agreement which is Schedule “C” to this Agreement.

4.02 During the term of this Agreement, the Optionee shall file all necessary assessment work necessary to keep the Property in good standing under the laws of the Province of Quebec.

4.03 The Optionor warrants and covenants that it shall keep the Head Agreement in good standing by, amongst the other terms, paying the cash payment and issuing shares of the common stock of the Optionor to Fayz Yacoub as set out in the Head Agreement. In the event that the Optionor is given notice that it has failed to make a cash payment under the Head Agreement, it shall give written notice to the Optionee within three (3) business days of receiving notice from Mr. Yacoub and the Optionee shall be entitled to make the payment on behalf of the Optionor. Any such payment made by the Optionee shall be deducted from the amount of Exploration Expenditures which are to be made under this Agreement.

4.04 When the Optionor has earned the right to have the title of the Property registered in its name pursuant to the Head Agreement, it shall transfer to the Optionee such percentage as the Optionee has earned under paragraph 3.02, subject to the Net Smelter Return Royalty.

FORMATION OF JOINT VENTURES

5.01 Upon the Optionee either earning a 70% interest by making all of the payments and Exploration Expenditures set out in paragraph 3.02(a), (b), (c), (d) and (e) or electing not to acquire any further interests after making the payments and expenditures set out in paragraph 3.02(a) and (b) and/or (c) and/or (d), the parties hereto mutually covenant that they shall enter into a joint venture agreement in substantially the form attached hereto as Schedule “C” (the “Joint Venture Agreement”) together with such necessary amendments as are required to reflect the terms of this Agreement and the interest which the Optionee shall have earned.

RIGHTS OF ENTRY AND INFORMATION

6.01 During the term of this Agreement, the Optionee shall have the sole and exclusive right at all times during the currency of this Agreement to enter in and upon the Property to manage the Property and any work programs conducted on the Property and to the extent that it is in its sole discretion may consider advisable to explore, examine, prospect, investigate, map, survey, mine, develop and to carry out commercial production on the Property or any part or parts thereof, and to extract, remove and treat rock, earth and, ore and minerals therefrom and to dump and store materials and waste materials thereon or therein. In doing such exploration, development, mining and production work, the Optionee may treat the Property as a group or in conjunction with adjoining mineral interests which the Optionee may own and may explore and develop the Property by means of drilling, shaft sinking, cross cutting, drifting and raising, or by any other exploration or development or mining method as recommended by its engineers, geologists and consultants. The Optionee shall have custody, possession and control of all drill cores during the term of this Agreement and upon the termination of this Agreement prior to the acquiring of an interest in the Property by the Optionee shall deliver up to the Optionor all such drill cores, together with all assays, geological information, models, maps and reports made prepared or taken in connection with the work conducted, or to be conducted, on the Property pursuant to the terms of this Agreement.

6.02 During the term of this Agreement, the Optionee shall provide the Optionor with copies of all Engineering and Geological reports, maps and other data pertaining to the Property and any exploration or development work or examinations of said Property. The Optionor or its duly authorized representative, at their own risk and expense are permitted to inspect the Property, provided such inspection does not interfere with the operations of the Optionee. The Optionor agrees that all data, reports records and other information relating to the Property will be treated as confidential. The Optionor agrees that it shall not disclose to any third party or to the public any information concerning the Property or the results of operations on the Property. The Optionor's obligation not to expose any information concerning the Property or the results of operations on the Property is subject to the Optionor's obligation to disclose details of its affairs under applicable securities laws and regulations.

FORCE MAJEURE

7.01 If the Optionee is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reasons or reasons beyond the control of the Optionee, the time limited for the performance of the various provisions of this Agreement as set out herein shall be extended by a period of time equal in length to the period of such prevention and delay.

7.02 The Optionee, insofar as is possible shall promptly give written notice to the Optionor of the particulars of the reasons for any prevention or delay under this Section and shall take all necessary steps to remove the cause of such prevention or delay and shall give written notice to the Optionor as soon as such cause ceases to exists.

COVENANTS OF THE OPTIONEE

8.01 The Optionee hereby covenants and agrees with the Optionor as follows:

(a) the Optionee shall carry out and record or cause to be carried out and recorded all assessment work upon the Property as may be required in order to maintain the Property in good standing at all times;

(b) that during the currency of this Agreement it will maintain the said Property in good standing and will pay all rentals, rates, duties, royalties, assessments, fees, taxes or other governmental charges levied with respect to the Property or the Optionee’s operations thereon which shall fall due during the period of this Option;

(c) that it will carry out its operations on the Property in a careful and miner like manner and in accordance with the applicable laws and regulations of Quebec;

(d) that it will properly pay all accounts of every nature and kind for wages, supplies, Workers’ Compensation Assessments, income tax deductions and all other accounts and indebtedness incurred by it so that no claim or lien arise thereon or upon the ore or mineral contained therein and it will indemnify the Optionor and save it harmless from any and all loss, costs, actions, suits, damages or claims which may be made against the Optionor in respect of the operations on the Property, provided however, that the Optionee shall have the right to contest the validity of any such lien or claim of lien;

(e) the Optionee shall indemnify and hold the Optionor harmless from any and all liabilities, costs, damages or charges arising from the failure of the Optionee to comply with the covenants contained in this article or otherwise arising from its operations on the Property.

SURRENDER OF PROPERTY INTEREST PRIOR TO COMPLETION OF AGREEMENT

9.01 As described in paragraph 10.01, the Optionee may at any time elect to abandon its interest in the Head Agreement and the Property and in this Agreement by giving notice to the Optionor of any such intention. In the event of such abandonment, the Optionor shall not be entitled to any further cash payments which are not due and payable at the time of such abandonment. This surrender shall not affect the Optionee’s covenants and obligations prior to the said surrender.

TERMINATION NOTICE

10.01 This Agreement shall terminate upon the Optionee giving five (5) days written notice to the Optionor of termination, provided that the Optionee is not in default under any provisions of this Agreement at the time the notice is given.

Notwithstanding anything in this Agreement, if the Optionee fails to make any payments or fails to do anything on or before the last day provided for such payment or performance under this Agreement, the Optionor may terminate this Agreement, but only if:

(a) it shall have first given to the Optionee written notice of the failure, containing particulars of the payment which the Optionee has not made or the act which the Optionee has not performed; and

(b) the Optionee has not, within sixty (60) days following delivery of such notice, cured such failure by appropriate payment or performance (the Optionee hereby agreeing that should it so commence to cure any failure it will prosecute the same to completion without undue delay).

Should the Optionee fail to comply with the provisions of paragraph 10.01(b), the Optionor may thereafter terminate this Agreement by notice to the Optionee.

10.02 Upon termination of this Agreement, the Optionee shall:

have completed and recorded sufficient assessment work on the property and make the required cash payments to maintain the property in good standing for a period of at least six (6) months from the date of termination;

(b) turn over the Optionor’s originals of all factual maps, reports, assays, results and other factual data; and

(c) leave the Property in a safe condition in accordance with any applicable requirements of law.

10.03 Upon the termination of this agreement, the Optionee forfeits any and all interests in the Head Agreement and the Property hereunder and shall cease to be liable to the Optionor in debt, damages or otherwise save for the performance of those of its obligations which therefore should have been performed.

10.04 Upon termination of this Agreement, the Optionee shall vacate the Property within a reasonable time after such termination, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures therefrom.

TRANSFERS

11.01 Either party (the “Transferring Party”) may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Head Agreement, the Property and this Agreement, except that its obligations hereunder shall continue unless released in writing by the other party and provided that any purchaser, assignee or transferee of any such interest shall have first delivered to the other party its agreement binding itself to this Agreement and containing:

(a) a covenant by such transferee to perform all the obligations of the Transferring Party to be performed under this Agreement and the said Head Agreement attached hereto as Schedule “B” in respect of the interest to be acquired by it from the Transferring Party;

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Head Agreement, the Property and this Agreement or any portion thereof to the restrictions contained in this Section and the said Agreement attached hereto as Schedule “B”.

OPTIONEE’S INDEMNITY

12.01 The Optionee shall indemnify and save harmless the Optionor from any and all liability arising on or in relation to the Property including but not limited to any liability from environmental damage during the term of this Agreement, unless caused by the fault of the Optionor.

DEFAULT

13.01 Notwithstanding anything in this Agreement to the contrary, if any party (the “defaulting party”) should be in default of any requirement herein set forth, and the other party shall give written notice to the defaulting party specifying the default and the defaulting party shall not lose any right granted under this Agreement unless within 60 days after the giving of notice of default by the other party, the defaulting party shall have failed to cure any such default, in which event this Agreement shall terminate subject however to the provisions set out in paragraphs 9.01 and 10.01 herein.

RIGHT OF FIRST REFUSAL

14.01 During the term of this Agreement, none of the parties shall sell, assign, or in any other manner dispose or attempt to dispose of all or any portion of its interest herein except as provided hereinafter. A party wishing to sell or dispose of all or a portion of its interest (in this section 14 called the “Disposing Party”) may:

(a) sell or dispose that interest in the manner set out in subsection 14.02 to the other party to this Agreement (the “Other Party”) who elect to purchase the same;

(b) sell or dispose that interest to an affiliate of the Disposing Party; provided however, that the Disposing Party shall provide a guarantee to the Other Party, in form reasonably satisfactory to counsel for the Other Party, guaranteeing the obligations of the Affiliate under this Agreement and provided further, that the sale to the Affiliate shall be subject to the Affiliate entering into an agreement with the Other Party whereby it agrees to be bound by the provisions of this Agreement.

14.02 A Disposing Party will, prior to selling or disposing of the interest other than to an Affiliate, first offer to sell the interest to the Other Party for cash consideration and upon such other terms and conditions as the Disposing Party deems fit. If, within 30 days of the Disposing Party’s offer to sell, the Other Party elects not to purchase the interest upon those terms and conditions the Disposing Party will be free to dispose of that interest to a third party at any time within six months of the Other Party’s election but only for a cash consideration or for some consideration other than cash, provided that the fair cash equivalent of any non-cash consideration be equal to or greater than the cash consideration stated in the Disposing Party’s offer to sell to the Other Party, and upon no more favourable terms and conditions as the offer to sell to the Other Party, provided however, that the sale of the interest to the third party shall be subject to the third party entering into an agreement with the Other Party whereby it agrees to be bound by the provisions of this Agreement. Any interest not disposed of by the Disposing Party aforesaid will remain subject to the provisions of this subsection.

ARBITRATION

15.01 The parties agree that all questions or matters in dispute as to the interpretation or effect or any provision of this Agreement shall be finally settled by arbitration in the manner hereinafter set forth. If either of the Optionee or the Optionor wishes to submit a matter to arbitration, then such party shall give to the other party not less than ten (10) days’ prior written notice of intention to do so, the party giving notice shall nominate one arbitrator and the other shall within fifteen (15) days after receiving such notice nominate another arbitrator. The two arbitrators so nominated shall within the next thirty (30) days unanimously agree on the appointment of a third arbitrator to act with them and to be chairman of the arbitration. If either of the Optionee or the Optionor shall fail to nominate an arbitrator within fifteen (15) days after receiving notice of the nomination of the first arbitrator, the first arbitrator shall be the only arbitrator, and if two arbitrators are nominated but shall be unable to agree unanimously on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act (British Columbia). In all other respects, the arbitration shall be conducted in accordance with such Act and the chairman or, in the case whereby only one arbitrator is nominated, the single arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing evidence and representations and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act. The parties agree that the award of a majority of arbitrators or, in the case of a single arbitrator of the said arbitrator shall be binding upon each of them both as to law and fact and there shall be no appeal therefrom. Judgment or any award rendered pursuant to the arbitration proceedings may be entered into any court of competent jurisdiction or application made to such court for judicial acceptance of the award and an order of enforcement. The costs of arbitration shall be borne equally by the parties unless otherwise determined by the arbitrator(s) in the award.

NOTICE

16.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by telegram or fax, addressed as follows:

In the case of the Optionor:

ENTOURAGE MINING LTD.
614 - 475 Howe Street
Vancouver, B.C. V6C 2B3

In the case of the Optionee:

ABBASTAR HOLDINGS LTD.
1201 - 700 West Pender Street
Vancouver, B.C. V6C 1G8

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing or, if telegraphed or faxed, on the next succeeding day following the telegraphing or faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

INTERPRETATION

17.01 The terms of this Agreement shall be construed in accordance with the laws of British Columbia.

ENUREMENT

18.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors or permitted assigns, as the case may be.

ADDITIONAL TERMS

19.01 Each of the parties hereto agree to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning this Agreement, fully and effectually.

19.02 This Agreement shall supercede and replace any other agreement or arrangement, whether oral or written heretofore existing between the parties hereto in respect of the subject matter of this Agreement.

19.03 This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

19.04 Wherever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

19.05 Time is hereby expressly made of the essence with respect to the performance by the parties of their respective obligations under this Agreement.

19.06 Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate herein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. In particular, without limiting the foregoing, no party shall have an obligation to any other party as to:

(a) any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside of the Property at any time; and

(b) the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery treats ores or concentrates from the Property.

19.07 No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto.

19.08 The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

19.09 The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein.

19.10 All references to dollar amounts contained in this agreement are references to Canadian funds unless specifically stated otherwise.

19.11 This Agreement is subject to the approval of the TSX Venture Exchange and completion of a new NI 43 – 101 geological report satisfactory to the Optionee.

19.12 If the Optionee advances the $100,000 to the Optionor pursuant to s. 3.02(a) of this Agreement before the TSX Venture Exchange approves this Agreement or before the new NI 43 – 101 report is completed, the Optionor shall pledge 500,000 (five hundred thousand) of its common shares to the Optionee as security. In the event the TSX Venture Exchange does not approve this Agreement or any transactions contemplated by this Agreement or if the Optionee finds the new NI 43 – 101 report unsatisfactory, the Optionor shall repay the $100,000 advance to the Optionee within 30 days from the date of Optionee’s written notice to the Optionor. If the Optionor does not repay the $100,000 within the 30 days, the Optionee, at its own discretion, subject to applicable securities laws and regulations shall have the right to sell the 500,000 common shares of the Optionor and to collect the balance if the proceeds of the sale are not sufficient to collect the $100,000 advance.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

ENTOURAGE MINING LTD.

“Gregory Kennedy”
Authorized Signing Officer
GREGORY F. KENNEDY

ABBASTAR HOLDINGS LTD.

“Gary Schroeder”
Authorized Signing Officer
GARY P. SCHROEDER

SCHEDULE “A” ATTACHED TO AGREEMENT DATED FEBRUARY _, 2007, BETWEEN ENTOURAGE MINING LTD. AND ABBASTAR HOLDINGS LTD.

The property consists of the following 47 mineral claims:

Title #	Row	Column	Surface Area
			(ha)
CDC 0048705	05	20	55.01
CDC 0048706	05	21	55.01
CDC 0048707	05	22	55.01
CDC 0048708	05	23	55.01
CDC 0048709	06	20	55.00
CDC 0048710	06	23	55.00
CDC 0048711	07	20	54.99
CDC 0048712	10	24	54.96
CDC 0048713	11	21	54.95
CDC 0048714	11	24	54.95
CDC 0048715	14	22	54.92
CDC 0048716	14	23	54.92
CDC 0048651	07	22	54.99
CDC 0048652	07	23	54.99
CDC 0048653	08	22	54.98
CDC 0048654	08	23	54.98
CDC 0048655	09	22	54.97
CDC 0048656	09	23	54.97
CDC 0048657	10	22	54.06
CDC 0048658	10	23	54.96
CDC 0048659	11	22	54.95
CDC 0048660	11	23	54.95

Title #	Row	Column	Surface Area
			(ha)
CDC 0048661	12	22	54.94
CDC 0048662	12	23	54.94
CDC 0048663	13	22	54.93
CDC 0048664	13	23	54.93
CDC 0048665	06	21	55.00
CDC 0048666	06	22	55.00
CDC 0048667	07	21	54.99
CDC 0064114	08	20	54.98
CDC 0064115	08	21	54.98
CDC 0064116	09	20	54.97
CDC 0064117	09	21	54.97
CDC 0064118	10	21	54.96
CDC 0064119	12	21	54.94
CDC 0064120	12	24	54.94
CDC 0064121	13	21	54.93
CDC 0064122	13	24	54.93
CDC 0064123	14	21	54.92
CDC 0064124	14	24	54.92
CDC 0064125	15	21	54.91
CDC 0064126	15	22	54.92
CDC 0064127	15	23	54.92
CDC 0064128	15	24	54.92
CDC 2024599	15	25	54.92
CDC 2024598	14	25	54.92
CDC 97498	4	20	50.12